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                                                                   EXHIBIT 10.1

                             DISTRIBUTION AGREEMENT


         This AGREEMENT, made as of this 11th day of October 1995 (the "Agreement"), by and between THE COAST DISTRIBUTION SYSTEM, a California corporation having its principal offices at 1982 Zanker Road, San Jose, California 95112 (hereinafter called "Distributor"), and RECREATION VEHICLE PRODUCTS, INC., a Delaware corporation having its principal offices at 3050 N. St. Francis, Wichita, Kansas 67204 (hereinafter called "RVP").



                                R E C I T A L S

         A. RVP is the manufacturer of aftermarket accessories and parts for recreational vehicles, including the accessories and parts listed in Exhibit A hereto (the "RVP Products");

         B. Distributor purchases and distributes and resells, at wholesale, aftermarket accessories and parts of the types set forth in Exhibit A hereto, to customers consisting primarily of retail dealers, supply stores and service centers in the United States, and to other wholesale distributors of such products that operate outside of the United States, that sell such products for use in connection with the sale or lease, the use or operation or the servicing, repair or reconditioning of recreation vehicles (hereinafter "After-Market Customers").

         C. Distributor has developed marketing and support programs for its After-Market Customers that enhance the marketability and salability of the products it distributes.

         D. Distributor also has developed the tooling for the manufacture of various proprietary recreational vehicle accessories and parts which are manufactured for Distributor by third-party manufacturers on an exclusive basis (which products are listed on Exhibit B hereto and are referred to hereinafter as the "Coast Proprietary Products").

         E. RVP desires to obtain more extensive distribution of the RVP Products, both within and outside the United States and, at the same time, reduce the costs of the distribution thereof by having such Products distributed through Distributor's distribution channels in the geographic areas set forth in Exhibit C hereto (the "Territories"), and to enhance the marketability of the RVP Products by being able to offer to end-users of the RVP Products the marketing and support programs developed by Distributor.

         F. RVP also desires to be supplied with Coast Proprietary Products for the purpose of re-selling the Coast Proprietary Products to manufacturers of recreational vehicles (hereinafter "OEM's") solely for incorporation of such Products in the vehicles at the time of their manufacture by such OEM's ("OEM Sales").

         G. Distributor desires to market the RVP Products to its customers, and is willing to provide marketing support therefor, and to arrange for RVP to be supplied with Coast Proprietary Products for OEM Sales by RVP, on the terms and conditions hereinafter set forth in this Agreement.






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                               A G R E E M E N T:

         NOW, THEREFORE, in consideration of the above premises and of the respective promises of the parties hereinafter set forth, it is agreed as follows:

1.       SALES OF PRODUCTS TO DISTRIBUTOR

         1.1 Commencing not later than October 11, 1995 and continuing through the remainder of the term of this Agreement, RVP shall sell the RVP Products to Distributor in the quantities thereof required by Distributor, and RVP hereby appoints Distributor as a distributor of the RVP Products to sell the RVP Products for re-sale in the Territories to After-Market Customers. For purposes of this Agreement, the term "RVP Products" shall include, in addition to those products specifically identified on Exhibit A hereto, any accessories, parts or supplies for recreational vehicles that are introduced by RVP after the date hereof, whether they represent improved models of existing RVP Products or new products that RVP has not previously offered for sale and whether or not manufactured by RVP or by a third party for RVP.

         1.2 RVP agrees that, effective as of February 1, 1996, and continuing for the remainder of the term of this Agreement, but subject to the terms and conditions set forth in Paragraphs (a), (b) and (c) of this Section 1.2, Distributor shall have the exclusive right to market and sell the RVP Products to After-Market Customers in the Territories and RVP will not (i) sell or otherwise supply (whether by consignment, lease or otherwise) the RVP Products, or any products that are functionally equivalent thereto or competitive therewith, whether manufactured by or for RVP, to (A) any wholesale distributor or other business that sells, or proposes to sell, any of the RVP Products, or any products that are functionally equivalent to or competitive with any of the RVP Products, in any of the Territories to After-Market Customers, or (B) to any After-Market Customers in the Territories, or (ii) authorize or appoint any other distributor or representative to market or sell the RVP Products in any of the Territories, except that RVP shall continue to conduct marketing programs for the RVP Products in the Territories to support sales thereof by Distributor in accordance with its obligations under this Agreement. Notwithstanding anything to the contrary contained hereinabove in this paragraph:

                 (a)      Nothing herein shall preclude RVP from selling:

                          (i)     To Camping World, solely for resale at
Camping World retail stores, roof-mount air conditioners or any other products that include the Coleman(R) trademark in its brand name; provided, however, that RVP agrees not to sell to Camping World any RVP Products, or any products that are functionally equivalent to or competitive with any of the RVP Products, including, but not limited to, roll- up patio awnings (but excluding awning supports or awning cradles), that are identified as a Faulkner(R) product or are branded with any Faulkner(R) trade name or trademark or any variant thereof;

                          (ii)    RVP Products to OEM's, but only for
incorporation of such Products on recreational vehicles at the time of their manufacture;

                          (iii)   RVP Products to, or for resale to, end-users
that use such Products other than in connection with the sale or lease, the use or operation or the servicing, repair or





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reconditioning of recreation vehicles (which, for purposes of this Agreement, include, without limitation, Class A and Class B motor homes, travel trailers, fifth-wheel campers and tent campers; and

                          (iv)    RVP Products to Jay Parr, a wholesale
distributor owned by Jay Co., provided that RVP agrees to terminate sales of RVP Products to Jay Parr in the event Jay Co. ceases to own more than fifty percent (50%) of the outstanding voting stock, or more than fifty percent (50%) of all of the capital stock, voting and non-voting, of Jay Parr.

                 (b) Distributor shall not be entitled to purchase, for resale to After-Market Customers in the Territories, from any manufacturer other than RVP, any products that are functionally equivalent to or competitive with the RVP Products listed on Exhibit D hereto (the "Primary Products") prior to the expiration of the period beginning on February 1, 1996 and ending on the later of (i) December 31, 1998 or (ii) twelve (12) months from the giving by Distributor to RVP of written notice of Distributor's intention to begin making such purchases (the "Distributor's Exclusivity Period"), except that Distributor may make such purchases during Distributor's Exclusivity Period from other manufacturers, and RVP shall have no right of termination hereunder as a result thereof, if and only if such purchases are made by Distributor due to any of the following events or circumstances: (A) RVP has terminated this
Section 1.2 for any of the reasons set forth in Subparagraphs 1.2(c) (ii) or
(iii) hereof, (B) an inability or failure by RVP, for any reason (including, but not limited to, a Force Majeure Event as defined in Section 8), to supply Distributor, in accordance with the provisions of this Agreement, with all of the requirements of Distributor for the Primary Products as and when needed by Distributor, (C) a material increase in the incidence of warranty problems, as compared to 1994, with respect to, or a manufacturer's recall of, either of the Primary Products or any model thereof, (D) the failure of either of the Primary Products, or any model thereof, to meet any laws or government regulations applicable thereto or to the sale or use thereof in any of the Territories, (E) any material breach of this Agreement by RVP (provided that, in the case of the occurrence of any of the events or circumstances set forth in clauses (B), (C) or (D) hereinabove during Distributor's Exclusivity Period, Distributor shall cease purchasing products that are functionally equivalent to or competitive with the Primary Products ("Competing Products") when such event or circumstance has been corrected and Distributor has been able to increase unit sales of the Primary Products to its customers back to the unit sales volumes thereof being achieved prior to the occurrence of such event or circumstance). RVP shall be entitled to terminate this Agreement or may elect, instead, to terminate Section 1.2 of this Agreement only, if, during the Distributor Exclusivity Period, Distributor purchases Competing Products other than due to any of the events or circumstances set forth in Clauses (A) through (E) in this Subparagraph 1.2(b), and Distributor does not cease such purchases of Competing Products within thirty (30) days of written notice from RVP that Distributor has violated Subparagraph 1.2(b).

                 (c) RVP may terminate this Section 1.2 in its entirety, including the restrictions agreed to by RVP in, and the exclusive rights granted by RVP to Distributor under, this Section 1.2, but shall not be entitled to terminate this Agreement:

                          (i)     On, or at any time after, expiration of the
Distributor Exclusivity Period as a result of the giving by Distributor of 12 months' notice of its intention to begin, at any time after December 31, 1998, making purchases of Competing Products for resale to After-Market Purchasers in the Territories, provided that no such termination of this Section 1.2 shall





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be effective until the later of (A) the expiration of the Distributor
Exclusivity Period or (B) two (2) months following the delivery by RVP of written notice of such termination of this Section 1.2 to Distributor; or

                          (ii)    If, over the period commencing on the date
hereof and ending on December 31, 1996, the aggregate number of units of either of the Primary Products purchased by Distributor from RVP is less than ninety percent (90%) of the number thereof specified in Annex 1 to Exhibit D hereto, other than due to (A) an inability or failure by RVP, for any reason (including, but not limited to, a Force Majeure Event), to supply Distributor, in accordance with the terms of this Agreement, with all of its requirements for either of the Primary Products as and when needed by Distributor, (B) a material increase in the incidence of warranty problems, as compared to 1994, with respect to, or a manufacturer's recall of, either of the Primary Products, or any model thereof, (C) the failure of either of the Primary Products or any model thereof, to meet any laws or government regulations applicable thereto or to the sale or use thereof in any of the Territories, (D) any Force Majeure Event (as defined in Section 8 of this Agreement) or any other events outside the reasonable control of Distributor that adversely affects Distributor's ability to sell either of the Primary Products; (E) the failure of RVP to have introduced, by January 1, 1996, or such later date as may be agreed to by Distributor, an improved version of the Roll-Up Patio Awning that meets the requirements set forth in Annex 1 to Exhibit D or (F) any material breach of this Agreement by RVP.

                          (iii)   If, in any calendar year during the
Distributor Exclusivity Period, commencing with calendar 1997, Distributor fails to purchase either of the Primary Products in the respective quantities determined in accordance with Annex 2 to Exhibit D, other than due to (A) an inability or failure by RVP, for any reason (including, but not limited to, a Force Majeure Event), to supply Distributor, in accordance with the terms of this Agreement, with all of its requirements for either of the Primary Products as and when needed by Distributor, (B) a material increase in the incidence of warranty problems, as compared to 1994, with respect to, or a manufacturer's recall of, either of the Primary Products or any model thereof, (C) the failure of the Primary Products, or any model thereof, to meet any laws or government regulations applicable thereto or to the sale or use thereof in any of the Territories, (D) any Force Majeure Event (as defined in Section 8 of this Agreement) or any other events outside the reasonable control of Distributor that adversely affect Distributor's ability to sell either of the Primary Products, (E) the failure of RVP to have introduced, by January 1, 1996, or such later date as may be agreed to hereafter by Distributor, an improved version of the Roll-Up Patio Awning that meets the requirements set forth in Annex 1 of Exhibit D, or (F) any material breach of this Agreement by RVP.

                 (d) To be effective, termination of this Agreement by RVP pursuant to Section 1.2(b) or termination of this Section 1.2 by RVP pursuant to Subparagraph (c)(ii) or (iii) of this Section 1.2, shall require ninety (90) days' prior written notice of such termination by RVP to Distributor that must be given by RVP no later than thirty (30) days following the final determination that Distributor has violated Section 1.2(b) or by March 31 of the calendar year immediately following any calendar year in which Distributor has been determined to have failed to meet the minimum purchase requirements of either Subparagraph 1.2(c)(ii) or Subparagraph 1.2(c)(iii). Failure to give such written notice of termination of this Agreement pursuant to Section 1.2(b) within such thirty (30) day period or written notice of termination of this
Section 1.2 pursuant to Subparagraph 1.2(c)(ii) or Subparagraph 1.2(c)(iii) by March 31 of the





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calendar year immediately following any calendar year in which Distributor has been determined to have failed to meet the minimum purchase requirements of either Subparagraph 1.2(c)(ii) or Subparagraph 1.2(c)(iii) shall constitute a waiver of such right of termination as a result of the event or circumstance giving rise to such right. If a dispute arises between the parties as to whether Distributor has violated Section 1.2(b) or failed to meet the minimum purchase requirements of Subparagraph 1.2(c)(ii) or Subparagraph 1.2(c)(iii), or as to whether any such violation or failure is excused by reason of any one of the exceptions set forth in Section 1.2(b) or by any of the causes set forth in clauses (A) through (F) of Subparagraph 1.2(c)(ii) or Subparagraph 1.2(c)(iii), then, either party may, after giving written notice of its intent to do so to the other party, submit the matter in dispute to binding arbitration in accordance with Section 14 hereof and, in the event of the initiation of any such arbitration, any termination of this Agreement pursuant to Section 1.2(b) or any termination of this Section 1.2 (as the case may be) by RVP shall not become effective until the earlier of the issuance of a decision in such arbitration that RVP is entitled to terminate this Agreement due to a violation of Section 1.2(b) or to terminate Section 1.2 pursuant to
Section 1.2(c) thereof (as the case may be), or the expiration of a period of one hundred eighty (180) days following the initiation of such arbitration if no decision has been rendered by the end of that 180-day period by the arbitrators. Termination of this Agreement shall be RVP's sole right and remedy in the event of Distributor's violation of Section 1.2(b) and its failure to cease such violation within thirty (30) days after written notice from RVP, and termination of Section 1.2 in accordance herewith shall be RVP's sole right and remedy in the event Distributor has failed to meet the minimum purchase requirements of either Subparagraph 1.2(c)(ii) or Subparagraph 1.2(c)(iii).

                 (e) Notwithstanding anything to the contrary set forth above in this Section 1.2, Distributor shall be entitled to purchase, market, distribute and sell to After-Market Customers in the Territories any Competing Products from any manufacturer other than RVP (i) in Distributor's discretion at any time on or after the expiration of the Distributor Exclusivity Period,
(ii) in Distributor's discretion at any time on or after RVP has given Distributor notice of RVP's intention to terminate this Section 1.2 due to any of the events or circumstances set forth in Subparagraphs (c)(ii) or (iii) of this Section 1.2. Any termination by RVP of this Section 1.2 due to any of the events or circumstances set forth in Subparagraphs (c)(i), (ii) or (iii) of this Section 1.2, or any election by Distributor to purchase and market, distribute or sell any Competing Products pursuant to clauses (B), (C) (D) or
(E) of Section 1.2(b) or pursuant to clause (i) or (ii) of this Subsection 1.2
(e), shall not affect the obligations of RVP or the rights of Distributor under
Section 1.1 or any other Sections of this Agreement, which shall continue in full force and effect, provided that any and all restrictions on Distributor's right to purchase and market, distribute or sell Competing Products from other manufacturers also shall terminate in the event of a termination of this
Section 1.2 by RVP or an election by Distributor to purchase and market, distribute or sell any Competing Products pursuant to clause (i) of this Subsection 1.2(e).

         1.3 Distributor hereby agrees to authorize and permit the third-party manufacturers of the Coast Proprietary Products ("Third- Party Manufacturers"), who have exclusive supply arrangements with Distributor covering sales of such Products for recreation vehicle applications, to sell such Coast Proprietary Products directly to RVP exclusively for OEM Sales by RVP under any of the RVP Trademarks (which are listed on Exhibit H hereto), during the term of this Agreement. The prices and delivery terms that shall govern purchases of the Coast Proprietary Products by RVP shall be subject to determination by agreement directly between RVP and such





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Third-Party Manufacturers who, RVP hereby acknowledges, are under no obligation or duty to sell any of the Coast Proprietary Products to RVP. RVP agrees that the failure or refusal of any such Third-Party Manufacturers to sell the Coast Proprietary Products to RVP shall not constitute a breach of this Agreement by Distributor, but Distributor shall provide reasonable cooperation to RVP in its efforts to obtain the agreements of such Third-Party Manufacturers to sell such Products to RVP for OEM Sales. RVP further agrees that if it elects to purchase any Coast Proprietary Products from any of the Third-Party Manufacturers, it shall notify Distributor thereof in writing and, prior to commencing purchases thereof (whether or not such notice has been given), RVP shall have agreed to compensate Distributor, on an equitable basis, for research and development expenses incurred or to be incurred by Distributor in the design of and the development of tooling for, such Coast Proprietary
Product and, upon agreement of the parties as to the amount to be paid by RVP to Distributor, such amount shall be set forth on Exhibit B hereto.
Distributor agrees that the rights of RVP under this Section 1.3 shall survive any termination of this Agreement, and, as consideration for such agreement by Coast, RVP agrees that (i) it will not sell any Coast Proprietary Products, or any products that are functionally equivalent thereto or competitive therewith, to any After-Market Customers (including, but not limited to, Camping World) in the Territories, other than to OEM's in OEM Sales, either during the term of this Agreement or at any time thereafter without the prior written consent of Distributor, which it may withhold in its sole and absolute discretion, (ii)
RVP is not acquiring hereby and agrees not to seek to acquire from any such Third-Party Manufacturers any rights to manufacture or make any of the Coast Proprietary Products and RVP shall not develop tooling to manufacture or make, or have made by any other manufacturers, any of the Coast Proprietary Products or any products functionally equivalent thereto, either during the term of this Agreement or at any time thereafter without the prior written consent of Distributor which it may withhold in its sole and absolute discretion. RVP further agrees that it shall not enter into any agreement with any of such Third-Party Manufacturers that would breach, violate or conflict with any of the restrictions set forth hereinabove in this Section 1.3 with respect to resales or manufacture of the Coast Proprietary Products by RVP, which restrictions shall survive any termination of this Agreement.

2.       ORDERS AND PRICES

         2.1 RVP Products shall be purchased hereunder pursuant to purchase orders issued by Distributor to RVP specifying the RVP Products and the quantities thereof being purchased and the delivery locations therefor; provided that, if any provision of any such purchase order conflicts with any of the provisions of this Agreement, the provisions of this Agreement shall control and no such purchase order shall be effective to impose any obligation on RVP that is not contained in this Agreement or imposed by applicable laws or regulations, or to diminish any rights that RVP may have under this Agreement or under applicable laws or regulations. No terms or provisions contained in any order confirmation, invoice or shipping order issued by RVP shall be effective to alter any provisions of this Agreement or to impose any obligation on Distributor that is not contained in this Agreement or imposed by applicable laws or regulations, or to diminish any rights that Distributor may have under this Agreement or under applicable laws or regulations. RVP shall deliver, or cause to be delivered, to the locations specified by Distributor, substantially all of the RVP Products ordered by Distributor within at least thirty (30) days of the date the Distributor's purchase order for such RVP Products is delivered to RVP. In each six-month period during the term of this Agreement from and after April 1, 1996, Distributor shall endeavor to order RVP Products from RVP in a quantity that will not vary, by





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more than twenty percent (20%) from the forecast of its anticipated RVP Product orders for such periods given to RVP by Distributor pursuant to Section 4.4 hereof.

         2.2 The Distributor shall pay RVP, for the RVP Products purchased by Distributor pursuant to this Agreement, the applicable prices for such Products listed on Exhibit E hereto. Such prices are not subject to change until October 1, 1996. Effective as of October 1, 1996, and on each April 1 and October 1 in each year thereafter during the term of this Agreement (hereinafter, "Adjustment Dates"), the prices set forth in Exhibit E hereto shall be subject to adjustment as follows:

                 (a) At least sixty (60) days prior to each Adjustment Date during the term of this Agreement (the "Notice Dates"), RVP shall notify Distributor, in writing, of the increases or decreases (as the case may be) in the direct materials costs and the direct labor costs being incurred by RVP in the manufacture of each RVP Product as of a date within ten (10) business days preceding each Notice Date (hereinafter, the "Determination Date") from the direct materials costs and direct labor costs being incurred by RVP in the manufacture of each RVP Product as of the immediately preceding Determination Date (which shall be the date of this Agreement in the case of the price adjustments to be made as of October 1, 1996). Each such notice shall set forth RVP's determination, made in accordance with the provisions hereinafter set forth in this Subsection 2.2, of the price increases or decreases in each of the RVP Products that will become effective as of the next succeeding Adjustment Date, and shall be accompanied by sufficiently detailed financial information and invoices of RVP's direct materials suppliers by which Distributor, or its accountants, will be able to verify the amount of any such cost increases or decreases and RVP shall provide to Distributor such additional information as it may reasonably request for that purpose.

                 (b) Subject to Subsection 2.2(d), if the sum of the dollar amounts of the direct materials costs and the direct labor costs of any RVP Product as of the Determination Date immediately preceding a Notice Date (the "Current Determination Date") has decreased from the sum of such costs as of the Determination Date immediately preceding such Current Determination Date (the "Immediately Preceding Determination Date"), the price of such RVP Product in effect on the Current Determination Date shall be reduced, as of the next succeeding Adjustment Date, by the dollar amount of that decrease. For example, if as of a Current Determination Date the direct materials costs of a RVP Product is $20.00 lower, and the direct labor costs are $10.00 higher, than at the Immediately Preceding Determination Date, then, the price of that RVP Product will be reduced by $10.00 per Product as of the next succeeding Adjustment Date (i.e., $10 + (-$20) = -$10).

                 (c) Subject to Subsection 2.2(d), if the sum of the direct materials costs and direct labor costs of any RVP Product as of the Current Determination Date has increased from the sum of the direct materials costs and direct labor costs of such Product as of the Immediately Preceding Determination Date, then, the price for that RVP Product that is in effect on such Current Determination Date shall be increased as of the next succeeding Adjustment Date by a dollar amount that is determined by multiplying the price of the Product in effect on the Current Determination Date by the percentage that results from multiplying (x) 0.87 times (y) the percentage increase that has occurred in the sum of the direct materials and direct labor costs of such RVP Product between such Immediately Preceding Determination Date and the Current Determination Date. For example, if the sum of the direct materials costs and direct labor costs





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of an RVP Product as of the Current Determination Date is three percent (3%)
higher than the sum of such costs of that Product as of the Immediately Preceding Determination Date, the price of that Product shall be increased as of the next succeeding Adjustment Date by a dollar amount that results from multiplying the price of that Product in effect as of the Current Determination Date by 2.61% (which is the percentage that results from multiplying 0.87 and 3%).

                 (d) Notwithstanding the foregoing, any price adjustment that is to be effective as of any Adjustment Date occurring during the period from October 1, 1996 through September 30, 1997, inclusive, shall be based only on the increases or decreases (as the case may be) in direct materials costs that have occurred from the Immediately Preceding Determination Date to the Current Determination Date, so that increases or decreases in RVP's direct labor costs occurring between the date hereof and October 1, 1997 shall be disregarded in the determination of price adjustments, if any, that will become effective on October 1, 1996, April 1, 1997 and October 1, 1997.

                 (e) On or before each Adjustment Date, Exhibit E hereto shall be amended to set forth the prices of each of the RVP Products, as they have been adjusted or are to be adjusted as of such Adjustment Date. In the event that, during the term of this Agreement, any new products are added to the list of RVP Products in Exhibit A hereto, the price thereof shall not be adjusted until the first Adjustment Date occurring after two (2) months have elapsed following Distributor's initial purchase of such Product from RVP and, in determining the first price adjustment thereto, the date of such initial purchase shall be deemed to be the immediately preceding Determination Date.

         2.3 All amounts due RVP by Distributor for the purchase of any RVP Products pursuant to this Agreement are due thirty (30) days from the date of invoice thereof, provided that the invoice date shall be no earlier than the date such RVP Products are shipped to Distributor. Distributor shall receive a discount of two percent (2%) of all amounts paid within thirty (30) days from the date of invoice thereof. Any such amounts not paid within thirty (30) days of the invoice date shall bear interest thereafter at the lesser of fifteen percent (15%) per annum or the maximum rate permitted by law, until such amounts have been paid.

3.       DELIVERY OF PRODUCTS

         RVP Products to be delivered by RVP pursuant to any Distributor purchase order to locations designated by Distributor within the United States shall be shipped by truck and, in the case of shipments of roll-up patio awnings or roof-mount air conditioners, shall be shipped in truckloads of 100 units and 224 units, respectively; unless Distributor supplies to RVP explicit instructions for another method of shipment and Distributor agrees to pay for any additional freight changes that result from its choice of an alternative method of delivery or the parties agree on another method of delivery. Distributor shall take title to the RVP Products at the time such Products are delivered to the delivery location specified on the purchase order issued by Distributor for such Products. Deliveries of RVP Products by RVP to Distributor shall be (a) F.O.B. the Distributor's warehouse in the United States or Canada for which the RVP Products have been ordered by Distributor,
(b) F.O.B. at a location at the U.S. Border designated by Distributor with respect to RVP Products for Mexico, (c) F.O.B. at a United States port designated by Distributor with respect to air conditioners for Australia, and
(d) F.O.B. Malden, Massachusetts with respect to Awnings for Australia.





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4.       OBLIGATIONS OF DISTRIBUTOR

         4.1 Distributor shall, during the term of this Agreement, use its commercially reasonable efforts to sell and promote the sale of the RVP Products in the Territories.

         4.2     Distributor shall, during the term of this Agreement, maintain
(i) an adequate sales organization reasonably capable of the active solicitation of the sale of the RVP Products in the Territories; (ii) general liability and contractual liability insurance, in such amounts as are set forth on Exhibit I hereto, and with such insurance companies as is customary in accordance with sound business practices for a business of the nature, size and scope of the Distributor; and (iii) inventory levels of the RVP Products reasonably adequate to meet the needs of Distributor's customers for the RVP Products.

         4.3 Commencing not later than February 1, 1996, or such later date as may be agreed by RVP, and continuing during the term of this Agreement, Distributor shall undertake advertising and promotional activities with respect to the RVP Products that are comparable to those activities undertaken by Distributor with respect to functionally comparable products marketed and sold by Distributor prior to entering into this Agreement. In connection therewith, during the term of this Agreement, RVP shall, at the request of and at no charge to Distributor, provide Distributor with camera-ready, full-color photographs and illustrations of all of the RVP Products for inclusion in Distributor's catalogs and advertising materials.

         4.4 Distributor agrees to supply RVP with monthly reports prepared by Distributor relating to each quarter's sales of the RVP Products by Distributor in the Territories; inventories of the RVP Products on-hand at the warehouses of the Distributor; forecasts twice each calendar year regarding anticipated sales of the RVP Products in the Territories for the succeeding six
(6) months; and statistical and other information regarding the customers that purchase the Products from Distributor; provided that Distributor shall not be obligated to provide RVP with customer lists or other information identifying Distributor's customers.

5.       OBLIGATIONS OF RVP

         RVP agrees, during the term of this Agreement, that:

         5.1 Subject to the provisions of this Agreement, RVP shall supply all of Distributor's requirements for the RVP Products as and when needed by Distributor.

         5.2 RVP shall invoice Distributor for each Product sold no sooner than the date of shipment thereof to the F.O.B. point and, unless otherwise instructed by Distributor in writing, RVP shall ship the RVP Products ordered by Distributor as soon as reasonably practicable after orders for Products are received by RVP from Distributor; provided, however, that RVP agrees that, unless excused by Section 8 or otherwise agreed by the parties, in no event shall RVP Products ordered by Distributor be delivered by RVP more than thirty
(30) days after receipt by RVP of the purchase order therefor issued by Distributor.

         5.3 RVP will from time to time provide Distributor with sales literature relating to the RVP Products, at RVP's expense, in such quantities as RVP reasonably determines.

         5.4 RVP shall undertake in the Territories advertising and promotional activities with respect to the RVP Products comparable to those activities undertaken by RVP for the RVP Products prior to entering into this Agreement. In addition, RVP shall participate in cooperative advertising programs with Distributor on the terms described in Exhibit G hereto.

         5.5 RVP shall use its best reasonable efforts to conduct on-going product development and improvement activities designed to maintain and improve the operation and competitiveness, and to prevent the obsolescence, of the RVP Products.

         5.6 Maintain, either directly, or through a third-party service provider reasonably acceptable to Distributor, adequate service centers in the Territories to provide warranty and post-warranty service on the RVP Products. Notwithstanding any other provision hereof to the contrary, RVP may sell repair parts to such service centers in the Territories.

         5.7 RVP hereby grants to Distributor a fully-paid, non-exclusive right and license, during the term of this Agreement, to (i) disclose to the public that it is an authorized distributor of the RVP Products, (ii) to use and reproduce the "Coleman" and "Faulkner" and other trademarks described and illustrated on Exhibit H hereto, as well as any other trademarks that RVP may use hereafter to identify or describe any of the RVP Products purchased by Distributor from RVP for resale in the Territories (collectively the "RVP Trademarks") in connection with the promotion, marketing and sale of the RVP Products, and (iii) use and reproduce the RVP Trademarks listed on Annex 1 to Exhibit H on, and in connection with the promotion, marketing and sale of, the Coast Proprietary Products and those additional products manufactured by or for Distributor that, by agreement of the parties hereafter, are listed on Annex 2 to Exhibit H hereto (the "Coast After- Market Products"), provided that, in the case of the Coast After-Market Products, such Products meet RVP's quality standards. RVP shall determine whether any such Coast After-Market Products listed, as of the date hereof, on Annex 2 to Exhibit H hereto meet RVP's quality standards within sixty (60) days of the date hereof, and within sixty
(60) days after Distributor submits for evaluation by RVP any additional product for inclusion as a Coast After-Market Product. If RVP concludes that any Coast After-Market Product does not meet its quality standards, it shall provide Distributor with written notice thereof within such applicable review period, specifying in detail the deficiencies of such product (a "rejected product"). Distributor may re-submit any such rejected products for re-evaluation by RVP, which shall not unreasonably delay its evaluation thereof. The right and license granted hereunder by RVP to Distributor shall be irrevocable during the term of this Agreement; provided that Distributor agrees that it will not use any of the RVP Trademarks in connection with the marketing or sale of any goods or services, other than the RVP Products, the Coast Proprietary Products, and the Coast After-Market Products approved by RVP, and shall not publish any advertising literature or other materials that incorporate any of the RVP Trademarks unless such literature or other materials have been furnished to Distributor by RVP or have been approved in advance by RVP. Distributor shall submit all advertising copy and other materials (other than those supplied by RVP) in which it intends to use any RVP Trademarks to RVP for its approval thereof at least thirty (30) days prior to the anticipated publication thereof by Distributor. RVP agrees to advise Distributor in writing within such thirty (30) day period of RVP's approval or disapproval of such literature or other materials and, if RVP disapproves of any literature or materials it shall specify in the notice of disapproval the reasons therefor and any changes it requires before it will approve the literature or other materials so submitted. Distributor shall not make any material changes in any advertising or other documents containing any RVP Trademarks that have previously been approved by RVP without again obtaining RVP's approval thereof in accordance with the provisions hereof. In the event of and notwithstanding any termination of this Agreement, other than by reason of a material breach of this Agreement by or the bankruptcy of Distributor, Distributor may elect, by written notice to RVP to extend the term of the non-exclusive fully-paid trademark license granted to Distributor by RVP hereunder for the Coast Proprietary Products and the Coast After-Market Products for an additional five
(5) years beyond the effective date of termination of this Agreement without the payment of any royalty or license fee to RVP.

         5.8 RVP shall participate as a presenting manufacturer at each of Distributor's annual trade shows that takes place during the term of this Agreement, and, in connection therewith, shall:

                 (a) Pay to Distributor the sum of $32,000 for the floor space occupied or used by RVP in promoting the sale of its Products at each annual trade show; and

                 (b) In connection with sales of RVP Products made at each such trade show under Distributor's "Dating Program," RVP shall provide Distributor with credit terms comparable to those offered by Distributor to its customers under such program; provided that the period of any such credit extension by RVP to Distributor, as a result of the extension of credit by Distributor to any of its customers, shall not exceed ninety (90) days and RVP shall not be obligated to provide Distributor with any such credit extension more than once per calendar year in respect of any extension of credit by Distributor to any customer under Distributor's Dating Program.

         5.9     RVP agrees that:

                 (a) During the term of this Agreement and for a period of three (3) years following its termination, RVP shall maintain policies of insurance in the amounts and with the insurers set forth in Exhibit I hereto, at all times naming Distributor as an additional insured thereunder and, in addition, protecting Distributor from any and all liabilities to customers or to other third parties arising out of the manufacture by RVP, or the sale by Distributor or by its customers (unless arising from the negligence or intentional wrongful acts of Distributor or its customers), or the use by any person or entity, or the condition of, any of the RVP Products.


                 (b) In the event RVP is self-insured for any portion of its general liability obligations, RVP agrees to maintain, during the period specified in Subsection 5.9(a) above, policies of insurance naming Distributor as an additional insured under RVP's primary and excess umbrella liability policies and shall furnish to Distributor a certificate of an officer of RVP as to the amount of the self-insured retention and the existence of umbrella coverage of at least $_________.

                 (c) Each policy of insurance required to be maintained by RVP hereunder shall contain provisions to the effect that the policy limits may not be reduced, terms changed or the policy cancelled on less than thirty (30) days' prior written notice to Distributor. The insurance required to be provided under this Subsection 5.9 shall be primary with respect to any other insurance available to Distributor or its subsidiaries and shall contain a waiver of subrogation by the RVP's insurance carriers against Distributor and its insurance carriers with respect to the liabilities and obligations required to be covered by insurance to be obtained and maintained by RVP pursuant hereto.

                 (d) Within thirty (30) days of the date hereof, and at such other times as may be requested by Distributor during the term of this Agreement and during the three-year period referenced in Subsection 5.9(a) above, RVP shall furnish Distributor certificates of insurance evidencing RVP's compliance with the provisions of this Section 5.9.

6.       RETURN OF PRODUCTS

         RVP Products purchased by Distributor hereunder may be returned to RVP when (i) such Products are defective or do not meet specifications; (ii) when such Products are returned to Distributor by its customers pursuant to any RVP Product warranty. RVP agrees to accept, without charge, the return of all RVP Products returned for any of the reasons hereinabove set forth and all RVP Products shipped in error by RVP to Distributor pursuant to this Agreement and to issue to Distributor a credit in an amount equal to the prices charged by RVP for such returned RVP Products, plus the freight charges incurred by Distributor in returning such RVP Products. RVP further agrees, at Distributor's request, to rework or upgrade obsolete RVP patio and window awnings in Distributor's inventories of such RVP Products to current and saleable fabric colors or patterns and to bear fifty percent (50%) of the costs thereof, provided that Distributor agrees to pay the other fifty percent (50%) of such costs.

7.       PATENTS AND TRADEMARKS

         7.1 No rights to manufacture are granted to Distributor by this Agreement and no licenses are granted or implied by this Agreement under any patents used, owned or controlled by RVP or under which RVP has any rights of manufacture, except the right to market, sell and use the RVP Products.

         7.2 Except as and to the extent otherwise provided in Section 5.9, Distributor shall not acquire any right, title or interest in or to any of the RVP Trademarks. Distributor shall not in any way mutilate, deface, or alter trademarks, trade names, or company names affixed to the RVP Products by RVP. RVP agrees to add to the RVP Products or Product packaging materials, labeling, commercially acceptable to RVP, that is required by any laws or regulations applicable to the marketing or sale of such Products.

         7.3 Upon termination of this Agreement, Distributor shall return to RVP all materials received by Distributor from RVP bearing any trademarks of RVP, and shall not make any further use thereof, except in connection with the marketing and sale of inventories of the RVP Products in the possession of Distributor at the time of such termination as permitted by Section 12.1 of this Agreement, and in connection with the marketing and sales, following such termination, of Coast Proprietary Products and Coast After-Market Products.

         7.4 RVP represents and warrants that it has the right to grant to Distributor the licenses granted under Section 5.7 hereof, without violating the rights of any other person or entity, and that neither the use by Distributor in accordance with the terms of this Agreement of the RVP Trademarks licensed hereunder to Distributor, nor any of the RVP Products supplied to

Distributor hereunder, will infringe any patent, copyright, trademark or other industrial or intellectual property right or trade secret or other proprietary rights of any third party in any country in the Territories.

8.       FORCE MAJEURE

         If any party hereto is prevented from performing its obligations hereunder by reason of the occurrence of an event of force majeure or an act of God (a "Force Majeure Event"), which shall include insurrections, riots, wars and war-like operations, trade embargoes, explosions, governmental acts, epidemics, failure of independent contractors to perform, strikes, lock-outs, fires, acts of any public enemy, earthquakes, hurricanes and storms, inability to obtain required materials or supplies or qualified labor or services (such as, but not limited to, freight services), and the promulgation of any applicable law, regulation or restriction, not in effect on the date hereof, by any foreign, or federal, state or local governmental entity or instrumentality, such party shall be excused from the performance of those of its obligations affected thereby for the duration of such Force Majeure Event and for such period thereafter as may be reasonably required to resume performance hereunder; but only if the occurrence of the Force Majeure Event preventing performance could not have been avoided through the exercise of reasonable diligence by the party seeking to be excused from performance. Any party hereto whose performance is prevented by any such Force Majeure Event shall use its commercially reasonable best efforts to avoid, remove, or cure such circumstances and shall resume performance with utmost dispatch when such circumstances are removed or cured. Any party claiming such circumstances as an excuse for delay in performance shall give prompt notice in writing thereof to the other party, together with an estimate as to when performance shall be resumed.

9.       TAXES

         Distributor shall, at its sole expense, pay all sales or similar taxes or levies or import or export duties required by any state, local or municipal government to be paid on the resale by Distributor of the RVP Products purchased by it pursuant to this Agreement.

10.      COMPLIANCE WITH LAWS

         RVP agrees that the RVP Products, and all materials in which they are packaged, shall comply with all applicable foreign, federal, state, and local laws, including, but not limited to, those applicable to product packaging and labeling and all environmental laws and regulations applicable to the Products or the product packaging. Distributor shall comply with all applicable federal, state, and local laws relating to its marketing and sales of the Products in the Territories.

11.      DURATION AND TERMINATION

         11.1    Unless sooner terminated pursuant to Section 11.2 or Section
11.3 below, this Agreement shall become effective on the date hereof and shall remain in full force and effect for a period of five (5) years from the date hereof (the "Initial Term") and, commencing at the end of the Initial Term and each year thereafter, this Agreement shall be automatically renewed (without the requirement of any action on the part of either party) for an additional one (1) year period (each, a "Renewal Period"). Notwithstanding the foregoing, either party may terminate this Agreement, without cause, effective on two (2) years' prior written notice of termination to the other party; provided that no termination, other than a termination pursuant to Section 11.2 or Section 11.3, shall be effective prior to the end of the Initial Term. For example, by way of illustration, for a party to terminate this Agreement at the end of the Initial Term, it must give written notice of termination to the other party by no later than the end of the 36th month of the Initial Term; or, if a party were to give such notice in the 37th month of the Initial Term, the effective date of such termination (unless this Agreement is sooner terminated pursuant to Sections 11.2 or 11.3) would be the end of the 72nd month of the term of this Agreement, because such termination notice would have been given less than two years prior to the commencement of the first Renewal Period; or if such notice is given in the 61st month (which would be the first month of the first Renewal Period), this Agreement would not terminate (unless sooner terminated pursuant to Sections 11.2 or 11.3) until the end of the third Renewal Period which would end in the 96th month of the term of this Agreement, because such termination notice would have been given less than two (2) years prior to the commencement of the third Renewal Period. For purposes of this Agreement, the phrase "term of this Agreement" shall refer to the period from the date hereof to the effective date of any termination of this Agreement pursuant to this Section 11.1, Section 11.2 or Section 11.3 hereof, as the case may be.

         11.2 In the event that either party shall have breached any of its representations or warranties hereunder (other than a product warranty) or any material covenant to be performed by it hereunder, including, but not limited to, the failure of Distributor to have paid for any purchase of RVP Products within thirty (30) days from the date of the delivery thereof to the F.O.B. point (unless otherwise agreed to in writing by RVP), or the failure of RVP to supply the RVP Products ordered by Distributor in accordance with the terms of this Agreement (other than due to a Force Majeure Event, as defined in Section
8), the non-breaching party may terminate this Agreement effective on ninety
(90) days' prior written notice (which notice shall specify the nature of such breach) to the breaching party; provided that no such termination shall become effective if the breaching party shall have cured such breach within ninety
(90) days after its receipt of such notice.

         11.3 This Agreement shall be deemed terminated immediately and automatically in the event that either RVP or Distributor shall be adjudged, voluntarily, or involuntarily, bankrupt or shall have petitioned for consent to or relief under bankruptcy, reorganization, receivership, liquidation or arrangement.

12.      TERMINATION PROCEDURES

         In the event of the termination of this Agreement, whether pursuant to
Section 11.1, 11.2 or 11.3 hereof:

         12.1 Distributor shall be entitled to continue selling RVP Products held in its inventories, and to perform any other acts (not inconsistent with the terms of this Agreement) which are necessary or appropriate to the sale thereof and the orderly winding up of the dealings between the parties hereunder.

         12.2 All of the rights of Distributor to purchase additional RVP Products from RVP shall cease, except that Distributor shall have the right to purchase additional quantities of the RVP Products on the terms contained in this Agreement to meet purchase orders received prior to the effective date of termination that cannot be filled from the existing inventories of Distributor or to supply parts or components for roll-up awnings in connection with sales of its existing inventories of RVP roll-up patio awnings.

         12.3 Within ninety (90) days of termination, RVP shall offer to repurchase the unused and unopened inventory of RVP Products that is held by Distributor and is in a saleable condition and not over one (1) year old (measured from the date of the delivery thereof to Distributor), at the purchase price charged for such Products to Distributor, plus the costs of freight to ship those RVP Products to locations designated by the RVP; provided, however, that there shall be credited against such repurchase price a restocking fee equal to 15% of that current purchase price in the event this Agreement was terminated pursuant to Section 11.2 by RVP due to a material uncured breach by Distributor or pursuant to Section 11.3 due to the bankruptcy of Distributor. Distributor may accept such offer by written notice to RVP, given to RVP not more than thirty (30) days following Distributor's receipt of such offer, which notice shall specify the RVP Products and quantities thereof to be repurchased by RVP hereunder. Amounts due hereunder by RVP to Distributor shall first be credited against any unpaid amounts due by Distributor to RVP for Products purchased pursuant to this Agreement and, if any amounts remain due by RVP to Distributor after giving effect to such credits, such remaining amounts shall be paid to Distributor within sixty
(60) days after shipment of such Products by Distributor to RVP.

         12.4 The respective rights and obligations of the parties hereto under clause (ii) of Section 4.2, and under Section 5.7, Section 5.9, Section 6, Section 7.4, this Section 12, Section 14, Section 17, Section 18, Section 19, Section 20 and the provisions of Section 22, shall survive the termination of this Agreement.

13.      HIRING OF FORMER EMPLOYEES

         During the term of this Agreement, no party hereto shall solicit for hire or hire any person who is employed by the other party, except with the prior written consent of the Chief Executive Officer of such other party.

14.      DISPUTES

         14.1 Except as otherwise provided in Section 14.2 or in Annex 1 to Exhibit D, any disputes, controversies or claims between the parties arising out of or relating to this Agreement, or the performance by either party of any of its obligations under this Agreement, that are not resolved by mutual agreement of RVP and Distributor within thirty (30) days of receipt of written notice of such dispute, controversy or claim, shall be submitted to binding arbitration in accordance with the rules of the American Arbitration Association (the "Association"). Either party may initiate such arbitration after the end of such thirty (30) day period. RVP and Distributor agree that the Association will use a panel of three (3) arbitrators to review the dispute, controversy or claim in question in accordance with the Association's standard arbitration rules, and in accordance with then existing statutes of the State of California. Each party shall select one arbitrator from a listing of available arbitrators furnished by the Association and those two arbitrators shall select the third; provided that if any party fails to select an arbitrator within fifteen (15) days after the submission of such listing of available arbitrators, the

Association shall select an arbitrator for such party. Any decision concurred in by at least two of the three arbitrators shall be binding on the parties. This arbitration agreement shall be specifically enforceable and judgment upon any award rendered by arbitration may be entered in any court having jurisdiction. The first arbitration initiated under or with respect to this Agreement shall take place in San Jose, California, unless the parties agree on another location for such arbitration. Thereafter, the location of subsequent arbitrations hereunder shall alternate successively between Wichita, Kansas and San Jose, California, unless the parties otherwise agree. Each party agrees to submit to and not to contest the jurisdiction of the Association or the venue of any such arbitration and to accept service of process by certified or registered mail, return receipt requested.

         14.2 Notwithstanding Section 14.1 above, either party may seek equitable relief, such as specific performance or the issuance of a temporary restraining order, or a preliminary or permanent injunction, with respect to a breach or threatened breach of this Agreement in any court of competent jurisdiction.

         14.3 In the event that any arbitration or other proceeding is instituted between the parties pursuant to this Section 14, the non- prevailing party shall pay all reasonable attorney fees and other legal costs of the other party hereto.

15.      ASSIGNMENT

         Each party agrees not to assign, transfer, sublicense, or convey this Agreement without the prior written consent of the other party; except that either party may assign this Agreement without the other party's consent in connection with a merger of a party with, or a sale (in a single or series of related transactions) of all or substantially all of a party's voting stock or assets to, another person or entity; provided that at least thirty (30) days' prior written notice of the anticipated date of such merger or sale is given to the other party and the party to which this Agreement is assigned in any such merger or sale confirms in writing that it will comply with the terms of this Agreement. Any assignment, transfer, sublicense, or conveyance of this Agreement made in violation of this Section 15 shall be void and ineffective. In the event of an assignment made in accordance with this Section 15, all of the rights and benefits under this Agreement to which the assigning party is entitled shall inure to the benefit of the assignee of such party, and all obligations of the assigning party under this Agreement shall be assumed by the assignee of such party, provided that the assigning party shall remain liable hereunder for the performance of any of its obligations that its assignee fails to perform.

16.      INDEPENDENT CONTRACTORS

         Nothing contained in this Agreement shall be deemed to create a partnership or joint venture between the parties hereto, and neither of the parties hereto shall in any matters connected hereto, or otherwise, hold itself out as the partner of the other, nor shall either of the parties incur any indebtedness or obligation in the name of, or which shall be binding on, the other party, without the prior written consent of such other party.

17.      CONFIDENTIAL INFORMATION

         Each party (hereinafter, a "receiving party") shall take all reasonable steps and do all things reasonably necessary to insure that confidential information relating to any aspect of the business of the other party (the "disclosing party"), disclosed to the receiving party under or in connection with this Agreement, including, without limitation, any customer lists and sales information furnished by Distributor to RVP, shall not be disclosed or made use of by the receiving party except in connection with the performance by the receiving party of its obligations under this Agreement, provided, however, that the foregoing shall not apply to information which:

                 (a) The receiving party demonstrates was known to it prior to the disclosure by the disclosing party;

                 (b) Is or becomes public knowledge through no fault or action of the receiving party;

                 (c) Is lawfully disclosed to the receiving party by a third party that is not subject to a confidentiality obligation to the disclosing party and acquired such information with the consent of the disclosing party; or

                 (d) Is compelled by judicial process or subpoena to be disclosed, provided that in such event the receiving party shall promptly notify the other party thereof and shall cooperate with such other party to quash such subpoena or obtain an appropriate protective order limiting the disclosure thereof.

         The parties' obligations hereunder shall survive the termination of this Agreement.

18.      PRODUCT WARRANTIES; LIMITATION OF LIABILITY

         18.1 RVP warrants each RVP Product as set forth in the warranty attached hereto in Exhibit F that is applicable to such Product, as such warranties may be amended from time to time by mutual agreement of the parties. IT IS UNDERSTOOD AND AGREED THAT EXCEPT FOR THE WARRANTIES OF RVP IN SECTION
7.4 OF THIS AGREEMENT, RVP'S PRODUCT WARRANTIES TO DISTRIBUTOR SET FORTH IN EXHIBIT F ARE IN LIEU OF ALL OTHER PRODUCT WARRANTIES TO DISTRIBUTOR, EXPRESSED OR IMPLIED, INCLUDING WITHOUT LIMITATION, ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. Distributor shall not have any authority to make any representations or warranties concerning the RVP Products other than those set forth in Exhibit F or in written materials provided to Distributor or approved by RVP pursuant to this Agreement.

         18.2    EXCEPT AS OTHERWISE PROVIDED IN THIS SECTION 18.2 AND IN
SECTION 19.1 OF THIS AGREEMENT, THE LIABILITY OF RVP TO DISTRIBUTOR FOR OR IN CONNECTION WITH ANY DEFECT IN OR NEGLIGENT MANUFACTURE OF ANY OF THE RVP PRODUCTS SOLD TO DISTRIBUTOR HEREUNDER (WHETHER BASED ON PRINCIPLES OF STRICT PRODUCT LIABILITY OR NEGLIGENCE OR BREACH OF WARRANTY OR ANY OTHER PRINCIPLES OF LAW) SHALL NOT

EXCEED THE PURCHASE PRICE PAID BY DISTRIBUTOR FOR THE DEFECTIVE OR NEGLIGENTLY MANUFACTURED PRODUCTS AND THE DIRECT COSTS INCURRED BY DISTRIBUTOR IN CONNECTION WITH THE REPLACEMENT, REPAIR OR RECALL THEREOF, AND THE LIABILITY OF DISTRIBUTOR FOR NEGLIGENCE IN CONNECTION WITH THE DISTRIBUTION OR SALE OF ANY OF THE RVP PRODUCTS SHALL NOT EXCEED THE PRICE PAID BY DISTRIBUTOR FOR THE RVP PRODUCTS THAT WERE SOLD OR DISTRIBUTED IN A NEGLIGENT MANNER BY DISTRIBUTOR AND NO PARTY HERETO SHALL BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES, INCLUDING, BUT NOT LIMITED TO, LOSS OF PROFITS, LOSS OF BUSINESS OPPORTUNITIES, OR LOSS OF BUSINESS INVESTMENT ARISING OUT OF ANY DEFECT IN, OR NEGLIGENCE IN THE MANUFACTURE OR DISTRIBUTION OR SALE OF, ANY OF THE RVP PRODUCTS; PROVIDED THAT ANY LOSSES, DAMAGES, LIABILITIES, COSTS OR EXPENSES (INCLUDING, BUT NOT LIMITED TO, ATTORNEYS FEES) INCURRED BY DISTRIBUTOR IN CONNECTION WITH ANY CLAIM, ACTION OR SUIT BY ANY PURCHASER OR USER OF THE RVP PRODUCTS ARISING OUT OF THE SALE, OPERATION, CONDITION OR USE OF ANY RVP PRODUCT, OTHER THAN DUE TO NEGLIGENT ACTS OF DISTRIBUTOR, SHALL BE DEEMED TO CONSTITUTE DIRECT DAMAGES, AND NOT INDIRECT, INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES, INCURRED BY DISTRIBUTOR AND SHALL NOT BE SUBJECT TO ANY OF THE LIMITATIONS ON LIABILITY SET FORTH HEREINABOVE.

19.      INDEMNIFICATION

         19.1 RVP shall indemnify, defend, and hold harmless Distributor and its directors, officers, employees, representatives and their successors in interest and permitted assigns (the "Distributor Indemnified Parties") from and against any and all demands, claims, actions, suits and other proceedings, and any and all losses, damages or liabilities, costs and expenses (including, but not limited to, reasonable attorneys' fees), whether or not incurred in connection with any demand, claim, action, suit or other proceeding, that arise out of or are based on (i) any claim or determination that any of the RVP Products are or were defective or were negligently manufactured, whether based on principles of strict manufacturer's product liability, negligence or breach of warranty, or otherwise, (ii) any claim or determination that the manufacture, marketing, distribution, sale, lease or use of the Products, or the reproduction or use of any of the trademarks of RVP which Distributor is granted the right to use hereunder, infringes any patent rights, trademarks, copyrights or other intellectual or industrial property, trade secret or other proprietary rights of any third party, or (iii) any negligent act or negligent omission to act of RVP, other than any act or omission for which the Distributor Indemnified Parties are entitled to indemnification pursuant to clause (i) or clause (ii) of this Section 19.1. The limitation on liabilities set forth in Section 18.2 of this Agreement shall not apply to the obligations of RVP with respect to, or losses, damages, liabilities or costs or expenses (including, but not limited to, attorneys fees) arising out of, any of the claims or any of the determinations referenced in clause (i) or clause (ii) of this Section 19.1. Without limiting the indemnification rights of the Distributor Indemnified Parties hereunder, RVP agrees that if any RVP Product is held by any court of competent jurisdiction in any of the Territories to infringe any patent or other intellectual or industrial property or trade secret or other proprietary right of any other person or entity (an"Infringing Product"), or if RVP believes that such a claim is reasonably likely to occur, RVP shall promptly notify Distributor thereof in writing and RVP shall, at its sole expense and at no expense to Distributor, take one or more of the following actions: (x) modify such Infringing Products so that they are no longer infringing, or (y) procure the rights needed to permit RVP to continue manufacturing and selling the Infringing Products to Distributor and to permit Distributor to continue marketing, distributing and selling such Products in the Territories on the terms and conditions of and with the licenses and rights provided to Distributor under this Agreement and without any additional obligations being imposed as a result thereof on Distributor, or (z) repurchase all of the Infringing Products in the possession of Distributor for resale, or returned by any of its customers, in any of the Territories in which the manufacture, marketing or sale of such RVP Product was held, or RVP believes is reasonably likely to be held, to be infringing, at the price paid by Distributor for such Infringing Products. The determination of which of the three foregoing actions that shall be taken by RVP with respect to any Infringing Products shall be made by RVP. In addition, in the event RVP repurchases any Infringing Products, RVP also shall reimburse Distributor for all packaging and shipping costs incurred in connection with the shipment thereof to RVP or to any person designated by RVP to receive such items. Amounts due Distributor in respect of the repurchase, packaging and shipment of Infringing Products shall first be credited against unpaid amounts due hereunder by Distributor to RVP and any amounts remaining due by RVP to Distributor, after giving effect to such credits, shall be paid to Distributor within thirty (30) days after shipment of such Products by Distributor to RVP or to a person designated by RVP in the United States.

         19.2 Distributor shall indemnify, defend, and hold harmless RVP and its directors, officers, employees, representatives and their successors in interest and permitted assigns (the "RVP Indemnified Parties") from and against any and all demands, claims, actions, suits and other proceedings, and any and all losses, damages or liabilities, costs and expenses (including, but not limited to, reasonable attorneys' fees), whether or not incurred in connection with any demand, claim, action, suit or other proceeding, that arise out of or are based on any negligent act or negligent omission to act of Distributor.

20.      ENTIRE AGREEMENT

         This Agreement constitutes the entire agreement between the parties pertaining to the subject matter hereof and supersedes all prior agreements and understandings (written or oral) of the parties in connection therewith.

21.      AMENDMENTS AND WAIVERS

         Any modifications to or amendments or waivers of any provision of this Agreement must be in writing and bear the signatures of an authorized officer of both RVP and Distributor. The failure of either party to require the performance of any term of this Agreement, or the waiver by either party of any breach of this Agreement, shall not prevent a subsequent enforcement of such term nor be deemed a waiver of any subsequent breach.

22.      MISCELLANEOUS

         22.1 This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of California.





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         22.2    If any term of provision of this Agreement or any application thereof shall be invalid or unenforceable, the remainder of this Agreement and any other application of such provision shall not be affected thereby. The section headings in this Agreement are for convenience of reference only and shall not affect the construction or interpretation of any of the provisions of this Agreement. This Agreement is the result of arms'-length negotiations between the parties and no provision of this Agreement shall be construed against any party because its attorneys were the draftsmen or principal draftsmen of such provision.

         22.3 Any notice hereunder given in writing shall be deemed sufficiently given by one party to another (i) on the date of delivery or tender, if delivered or tendered in person, or (ii) three (3) days after its deposit in the United States Mail, if mailed in a sealed envelope, registered or certified, with postage and postal charges prepaid, and addressed, if to Distributor, to the attention of Distributor's Chief Executive Officer, at:

                          THE COAST DISTRIBUTION SYSTEM
                          1982 Zanker Road
                          San Jose, California 95112

and, if to RVP, to the attention of its Chief Executive Officer, at:

                          RECREATION VEHICLE PRODUCTS, INC.
                          3050 St. Francis
                          Wichita, Kansas 67204

Any party may change its address at which any notices are to be delivered or to which they are to be mailed by giving the other party at least ten (10) days' prior written notice of such change in the manner specified in this Subsection 22.3.

         22.4 This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of this date first above written.


                                       THE COAST DISTRIBUTION SYSTEM


                                        By: /s/ THOMAS R. MCGUIRE
                                        -----------------------------------
                                        Date: October 11, 1995


                                        RECREATION VEHICLE PRODUCTS, INC.


                                        By: /s/ MELVIN C. ADAMS
                                        -----------------------------------
                                        Date: October 11, 1995





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